Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
PNM Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(r)	—	—	$200,000,000.00	0.0001102	$22,040.00
Total Offering Amounts						$200,000,000.00		$22,040.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fees Due								$22,040.00